Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (the “Agreement”), dated ___________, 2011 by and between John a/k/a Jack McGrath, an individual (“Executive”) and JAKKS Pacific, Inc., a Delaware corporation (“JAKKS” or the “Company”) pursuant to Section 20 of the Employment Agreement, defined below and as amended hereby.

W I T N E S S E T H:

WHEREAS, Executive and the Company entered into an Employment Agreement on March 4, 2010 which was effective January 1, 2010 (the “Employment Agreement”); and

WHEREAS, Executive and the Company desire to amend the terms of the Employment Agreement in certain respects without modifying, changing or otherwise amending any other provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Employment Agreement.

2.	Section 1(a) of the Employment Agreement is amended in its entirety, and the following shall be substituted therefor:

“(a) JAKKS hereby employs Employee during the Term (as defined below) to serve as Company's Chief Operating Officer with responsibilities for supervision of the day to day operations of Company and its Affiliates, including administrative and supervisory services related to such position and as needed management of other personnel engaged in such work, and to perform such duties in connection therewith on behalf of JAKKS as its Board of Directors and Chief Executive Officer and President, or Chairman, if a person assumes that office, may from time to time direct that are reasonably related to Employee’s responsibilities.  Employee hereby accepts such employment and agrees throughout the Term to faithfully, diligently and to the best of Employee’s ability, in furtherance of JAKKS’ business, perform the duties so assigned or incidental to the position assumed by Employee pursuant hereto.  Employee shall (i) devote full time and attention to JAKKS’ business and affairs and (ii) at all times be subject to the direction and control of JAKKS’ Board of Directors and Chief Executive Officer and President, or Chairman, if any, and observe and comply with such rules, regulations, policies and practices as they may from time to time establish.”

3.
The last sentence of Section 1(b) of the Employment Agreement is amended in its entirety, and the following shall be substituted therefor:  “The term “Executive Officers” means any of Company’s Chairman, if any, and Chief Executive Officer and President.”

4.	The text of Section 2 of the Employment Agreement shall be deleted in its entirety, and the following shall be substituted therefor:

“Term. The employment of Executive hereunder shall commence on the Effective Date and continue until December 31, 2013, subject to earlier termination on the terms and conditions provided elsewhere in this Agreement (the “Term”).  As used herein, “Termination Date” means the last day of the Term.”

5.
The Base Salary is amended to be $600,000.00, subject to increase in each subsequent calendar year during the Term at an increased annual rate to be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole and absolute discretion, but, commencing with the calendar year 2012 that is at least $15,000 more than the annual rate in the immediately preceding calendar year (the “Base Salary”).

6.	The following new paragraphs 3(d) through 3(j) are added to the Employment Agreement:

“3(d)  Annual Restricted Stock Awards.

i)
Subject to the terms (including, without limitation, the availability of shares reserved for issuance thereunder) of the Company’s 2002 Stock Award and Incentive Plan (as in effect on the date hereof and as subsequently may be amended, from time to time, or any successor plan, the “Plan”) and the applicable restricted stock agreement, which shall be substantially in the form annexed hereto as Exhibit A (the “Restricted Stock Agreement”), and as additional consideration for Executive agreeing to this amendment to his Employment Agreement, on October 1, 2011, January 1, 2012, and January 1, 2013 (each, an “Annual Issuance Date”) the Company shall issue to Executive a number of shares of restricted common stock of the Company, par value $.001 per share (the “Restricted Stock”), with a value equal to $75,000 (hereafter, the Restricted Stock issued under this Section 3(d) shall be referred to as the “Section 3(d) Restricted Stock”).  The number of shares of Section 3(d) Restricted Stock to be issued to Executive on each Annual Issuance Date shall be determined by dividing $75,000 by the closing price of a share of the Company’s common stock, par value $.001 per share (the “Common Stock”), on the first trading date immediately preceding the Annual Issuance Date.

ii)
The first vesting date for each $75,000 award of Section 3(d) Restricted Stock shall occur effective as of the date in the calendar year immediately following the calendar year (the “EPS Reference Year”)  in which the Annual Issuance Date occurs with respect to such award that it is determined that the Company’s “Earnings Per Share” (defined below) for the EPS Reference Year is at least equal to the “Minimum Earnings Per Share” (defined below; such Minimum Earnings Per Share, the “3% Vesting Condition”). Subject to the satisfaction of the 3% Vesting Condition, subsequent vesting of each tranche of the Section 3(d) Restricted Stock awarded for an EPS Reference Year shall occur in accordance with the vesting schedule annexed as Exhibit B.

iii)	For purposes of this Agreement,

(1)
the term “Earnings Per Share” shall mean the net income per share of the Company’s common stock, calculated on a fully-diluted basis as determined by the Company’s then current auditors in accordance with GAAP, and such determination by the Auditors, absent manifest error, will be conclusive and binding upon the Company and Executive;

(2)	the term “GAAP” means generally accepted accounting principles, applied on a basis consistent with past periods;

(3)
the term “Minimum Earnings Per Share” shall mean (X) with respect to Fiscal year 2011, the greater of $1.41 or an amount that is 3% higher than the actual Earnings Per Share for fiscal year 2011, (Y) with respect to Fiscal year 2012, the greater of $1.45 or an amount that is 3% higher than the actual Earnings Per Share for fiscal year 2012, and (Z) with respect to Fiscal year 2013, the greater of $1.49 or an amount that is 3% higher than the actual Earnings Per Share for fiscal year 2013; and

(4)
the term “Adjusted Earnings Per Share” means the Earnings Per Share, as adjusted in the sole discretion of the Compensation Committee to take account of extraordinary or special items, or as otherwise may be permitted by the Company’s 2002 Stock Award and Incentive Plan, and such determination by the Auditors, absent manifest error, as adjusted by the Compensation Committee, will be conclusive and binding upon the Company and Executive.

 “3(e) Annual Performance Bonus.

1)
Bonus Criteria.  In addition to the Base Salary and Section 3(d) Restricted Stock compensation, Executive shall be eligible to receive as compensation for performance during fiscal years 2011, 2012, and 2013,  a performance-based bonus award equal to up to 125% of Executive’s Base Salary for the applicable fiscal year (hereafter, such bonus for 2011, 2012 and 2013 is referred to as an “Annual Performance Bonus,” which, together with the Section 3(d) Restricted Stock is referred to herein collectively as the “Bonus”), as further provided below in this Section 3(d).

The award of the Annual Performance Bonus for fiscal years 2011, 2012 and 2013 shall be determined by criteria (the “Bonus Criteria”) established as provided in this Agreement. The 2011 Bonus Criteria are set forth on Exhibit D; the 2011 Annual Performance Bonus shall be in the amount of (i) the percentage set forth on the table annexed at Exhibit C that corresponds to the Company’s 2011 Adjusted EPS multiplied by (ii) Executive’s Base Salary for calendar year 2011.  The Bonus Criteria for fiscal years after 2011 shall be measured by the level of the Company’s Adjusted Earnings Per Share growth over the preceding fiscal year and the levels of increase in Adjusted Earnings Per Share for the fiscal year for which the Bonus Criteria are established and the corresponding percentage of Base Salary figures (which shall in any event provide for an Annual Performance Bonus of up to 125% of Executive’s Base Salary), which shall be established by the Compensation Committee in the exercise of its discretion, to determine the amount of the Annual Performance Bonus for such fiscal year.  The Compensation Committee may, but shall have no obligation to, continue using the same percentage increases in Adjusted Earnings Per Share and corresponding percentage of salary figures as set forth on Exhibit C in determining the criteria for Executive’s Annual Performance Bonus for 2012 and 2013.  The Base Salary used to determine the amount of the Annual Performance Bonus shall be the Base Salary in effect during the fiscal year for which the Base Annual Performance Bonus is being determined. The Bonus Criteria for any fiscal year after 2011 shall be established by the Compensation Committee before the end of the Company’s first fiscal quarter in such fiscal year.

2)
Payment of Annual Performance Bonus.  One-half of the Annual Performance Bonus shall be paid in Restricted Stock, and the balance shall be paid in cash.  The number of shares of Restricted Stock shall be determined by dividing the Restricted Stock portion of the Base Annual Performance Bonus by the closing price of a share of the Common Stock on the first trading date immediately preceding the date on which the Base Annual Performance Bonus is determined to have been earned.  The Company shall pay the cash portion and issue the Restricted Stock portion of the Annual Performance Bonus to Executive, subject to any required tax withholding, not later than twenty-one (21) business days following the date on which the Auditors’ final report on the Company’s financial statements for the fiscal year for which the Annual Performance Bonus is awarded is issued and delivered to the Company and in any event not later than April 30 in the calendar year following such fiscal year (the “Annual Performance Bonus Award Date”).  Such Restricted Stock shall be issued subject to the Plan (including, without limitation, the availability of shares reserved for issuance thereunder) and the applicable Restricted Stock Agreement, and shall vest in equal annual installments, the first installment of which shall vest on the Annual Performance Bonus Award Date and thereafter on January 1 in each subsequent year until the final vesting date on January 1, 2014, notwithstanding that this Agreement shall have earlier expired or terminated, but subject to Section 3(j) below.

3)
Right to Voting and Dividends. Executive shall not have the right to vote or receive dividends (whether in cash, stock or any other form) on shares of Restricted Stock issued under this Agreement until the date of vesting of such shares.  The number of shares of Restricted Stock issued to Executive under this Agreement shall be adjusted to take account of any stock split, change in capitalization or other similar capital event in which the Company’s stockholders participate generally in respect of all shares of common stock of the Company, $.001 per share, from and after the date of issuance of the Restricted Stock issued under this Agreement, the number and class of shares of Restricted Stock or other securities that Executive shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed to reflect such capital event or change in capitalization.

4)
Obligation to Keep Sufficient Shares.  The Company shall use its reasonable best efforts to ensure a sufficient number of shares of Common Stock remain available for issuance under the Plan at all times to satisfy its obligations to issue Restricted Stock to Executive pursuant to this Agreement. In the event that there are insufficient shares available under the Plan to permit a specific issuance of Restricted Stock to Executive, then the Company shall take all necessary action to amend the Plan or adopt an additional or successor plan (including, without limitation, seeking stockholder approval with respect thereto) as promptly as practicable. Immediately following the adoption of such amendment or additional or successor plan, the Company shall issue to Executive the number of shares of Restricted Stock to which Executive is entitled and was not previously issued, and shall pay to Executive, in cash, any amounts which Executive would have received in respect of such shares of Restricted Stock had such shares been issued to Executive on the date or dates prescribed herein.

5)
No Trust Fund.  Nothing contained herein and no action taken in respect of any Bonus (or otherwise in respect of Sections 3(d) or 3(e)) shall create or be construed to create a trust of any kind.  All Bonuses under Section 3(e) and all other compensation to Executive shall be paid from general funds of the Company, and no special or separate fund shall be established, and no segregation of assets shall be made, to assure payment of any Bonus hereunder.

“3(f) Minimum Stock Ownership Requirements.  As further consideration for the Company’s agreement to award the Section 3(d) Restricted Stock and provide Executive the opportunity to earn the Annual Performance Bonus,  Executive agrees that he shall during the Term not sell or otherwise transfer shares of Common Stock issued to him pursuant to this Agreement or previously issued to him by the Company as bonus or other compensation (the “Employment Agreement Stock”) if the Value (determined in the manner set forth below in this subparagraph) of all of the shares of Common Stock owned by Executive and any other trust or other entity over which Executive exercises control (including, but not limited to, the Employment Agreement Stock) is less than two (2) times his Base Salary.  The “Value” of the Common Stock at any time shall be calculated as (x) the number of all shares of Common Stock held by Executive at such time, multiplied by (y) a price per share of Common Stock, determined on the most recent date that Executive’s Base Salary increased, calculated as the weighted average of the closing price (giving effect to changes in the number of shares of Common Stock outstanding on such dates) of the Common Stock on the last trading day of each financial quarter in the immediately prior fiscal year of the Company, which Value shall remain the reference Value until the next increase in Executive’s Base Salary.  In calculating the Value of the Employment Agreement Stock, unvested Restricted Stock and unexercised options shall not be included in the Value.

“3(g) Payment of Withholding Tax.  Executive may request that he be permitted to sell or otherwise dispose of shares of Restricted Stock or other shares of Common Stock granted as part of any performance based award (collectively, the “Award Shares”) to the Company (including but not limited to by reducing the amount of shares of Restricted Stock that vest) for the purpose of satisfying any withholding or other tax incurred by Executive as a result of the issuance of Award Shares (“Withholding Tax”), and the Compensation Committee shall determine in its discretion whether the Company will purchase or accept such shares.  If and to the extent that the Company declines such request, and requires that the Withholding Tax be paid in cash, then Executive may sell, free of the restrictions in Section 3(h) above, that number of Award Shares equal to the Withholding Tax not satisfied through the sale or disposition of Award Shares pursuant to the first sentence of this paragraph, determined as of the date that Executive’s right to such Award Shares is included in Executive’s income for income tax purposes.

“3(h) Adjustments for Subsequent Financial Statement Changes.  To the extent permitted under applicable law without the imposition of excise taxes, if following the issuance of any Restricted Stock on account of an Annual Performance Bonus or payment of any cash or other bonus, an adjustment is subsequently made to the financial statement or statements of the Company that would have changed the satisfaction of any condition for the determination of a bonus payment made to Executive or the issuance or vesting of any such shares of Restricted Stock or payment of the cash portion of any bonus, the Compensation Committee shall determine in its reasonable discretion whether any modification or adjustment is required to said bonus payment previously made, or in the vesting of the Restricted Stock so affected, and the Company shall promptly give written notice to Executive of any change proposed to be made, setting forth in reasonable detail therein the amount of and basis for such change, and if such Restricted Stock has been sold, whether Executive should be required to pay to the Company the net proceeds received by Executive from the sale of such Restricted Stock.  If such change approved by the Compensation Committee involves an increase to a bonus payment, the Company shall pay such increase to Executive concurrently with the delivery of such notice; and if such change approved by the Compensation Committee involves a decrease to any such bonus payment, Executive shall repay the amount of such decrease to the Company promptly, and in any event within sixty (60) days after receipt of such notice. In addition, and notwithstanding any provision in this Agreement to the contrary, payment and issuance of the cash, stock and any other bonuses received by Executive under this Agreement, and any other payments and benefits which Executive receives pursuant to a Company plan or other arrangement, subject to compliance with all applicable laws, shall be subject to refund and return to the extent necessary to comply with the requirements of the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act or any rule or regulation of the United States Securities and Exchange Commission.  The provisions of this paragraph shall survive termination of this Agreement.

“3(i) Additional Compensation.  The Compensation Committee may, from time to time, award such additional compensation to Executive, in cash, shares of stock, options to acquire shares of stock or other equity-based awards, or in property and in addition to the Restricted Stock and Bonus compensation set forth in Section 3(b), Section 3(c) and Section 3(d) of this Agreement, as the Compensation Committee may determine in its sole discretion to be appropriate based on business criteria established or determined by the Compensation Committee, including economic and business conditions affecting the Company and Executive’s personal performance.  Such additional compensation may be awarded in accordance with the Plan or as otherwise determined by the Compensation Committee.

“3(j)  Acceleration of Vesting.  If his employment is terminated by the Company other than as the result of the occurrence of “cause” as defined in Section 12(a), all shares of Restricted Stock issued to Executive that have not yet fully vested prior to the Termination Date shall immediately vest.”

7.	Paragraph 12(c) of the Employment Agreement and any reference to Paragraph 12(c) in the Employment Agreement is hereby replaced in its entirety by the following:

“c. Termination by Company Without Cause. If Executive’s employment is terminated by the Company other than as a result of the occurrence of “cause” as defined in Section 12(a), Executive shall be entitled to receive (i) any Base Salary amounts accrued and unpaid to and including the Termination Date, (ii) any Bonus amounts earned by Executive in respect of any completed fiscal year that remain unpaid, (iii) any expense reimbursement due to him pursuant to Section 4 in respect of his employment prior to the Termination Date, (iv) an amount, in cash, equal to the amount of Base Salary payable for the balance of the calendar year from and after the Termination Date that remains unpaid, (v) continued payment of his Base Salary in effect on the Termination Date through December 31, 2013, and (vi) continued major medical, hospitalization, and dental insurance providing coverage at least as favorable to Executive as that in effect on the Termination Date through December 31, 2013.   The payments required under clauses (i) through (iv) of this Section 12(c) shall be payable as provided in Section 13(a) of this Employment Agreement.”

8.	The following new Section 21 is added to the Employment Agreement:

“21. Indemnification.

(a)
During the Term and throughout the 10-year period following the Termination Date, the Company shall indemnify Executive, and hold him harmless from, any loss, damages, liability, obligation or expense that he may suffer or incur in connection with any claim made or Proceeding commenced during such period relating to his service as a director, officer, employee or agent of the Company (or any subsidiary thereof) to the same extent and in same manner as the Company shall be obligated so to indemnify Executive immediately prior to the Termination Date; provided that, if during such 10-year period the Company adopts or assumes any indemnification policy or practice with respect to its directors, officers, employees or agents that is more favorable than that in effect on the Termination Date, Executive shall be entitled to such more favorable indemnification.

(b)
During the Term and throughout the 10-year period following the Termination Date, the Company shall maintain for the benefit of Executive directors’ and officers’ liability insurance (on a “claims made” basis) providing coverage at least as favorable to Executive (including with respect to limits of liability, exclusions, and deductible and retention amounts) as that in effect on the Termination Date.

9.	Compliance with Code Section 409A.

(a)
Unless otherwise expressly provided in this Employment Agreement, as amended hereby, any payment of compensation by the Company to Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the end of the later of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A (“Code Section 409A”)).  Such amounts shall not be subject to the requirements of subsection (b) below applicable to “nonqualified deferred compensation.”

(b)
All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith.  Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Code Section 409A.  No amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Code Section 409A. In the event that Executive is determined to be a “Specified Employee” (as defined in and determined in accordance with Code Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable by reason of “Separation from Service” (as defined in Code Section 409A) shall be paid no earlier than (i) the first day of the seventh (7th) calendar month commencing after such termination of employment, or (ii) Executive’s death, consistent with and to the extent necessary to meet the requirements of Code Section 409A without the imposition of excise taxes.  Any payment delayed by reason of the prior sentence shall be paid in a single lump sum on the earliest date permitted under Code Section 409A in order to catch up to the original payment schedule, with interest on such delayed amount equal to the short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which occurs Executive’s Separation from Service.  Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay.

(c)
For purposes of this Agreement, termination of employment shall be deemed to occur only upon “Separation from Service” as such term is defined in Code Section 409A.  Each payment and each installment of any bonus or severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Code Section 409A. Subsection (b) above shall not apply to that portion of any amounts payable upon termination of employment which shall qualify as “involuntary severance” under Code Section 409A because such amount (i) does not exceed the lesser of (1) two hundred percent (200%) of Executive’s annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the termination of employment occurs, or (2) two hundred percent (200%) of the annual limitation amount under Section 401(a)(17) of the Code (the maximum amount of compensation that may be taken into account for purposes of a tax-qualified retirement plan) for the calendar year during which termination of employment occurs, and (ii) is paid no later than the end of the second (2nd) calendar year commencing after termination of employment.

(d)
All benefit plans, programs and policies sponsored by the Company are intended to comply with all requirements of Code Section 409A or to be structured so as to be exempt from the application of Code Section 409A.  All expense reimbursement or in-kind benefits subject to Code Section 409A which are provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

10.
Except as expressly set forth herein, all other terms and provisions of the Employment Agreement as amended shall remain in full force and effect and unmodified hereby, and Executive shall be entitled to continue to receive all other benefits provided thereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above, intending to be legally bound hereby.

JAKKS PACIFIC, INC.

By:	/s/
Name:
Title:

John a/k/a Jack McGrath

EXHIBIT A
To
Employment Agreement between
John a/k/a Jack McGrath and JAKKS Pacific, Inc.

Form of Restricted Stock Award Agreement
Under the
JAKKS Pacific, Inc.
2002 Stock Award and Incentive Plan

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is entered into on ___________, 201___ by and between John a/k/a Jack McGrath (the "Executive") and JAKKS Pacific, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, effective January 1, 2010 and amended by a First Amendment dated  ________ , 2011 (collectively, the "Employment Agreement"); and

WHEREAS, the terms and conditions of the Employment Agreement call for the Company to grant the Executive certain shares of Restricted Stock (as defined below) in consideration for the Executive agreeing to enter into the First Amendment; and

WHEREAS, pursuant to the Company’s 2002 Stock Award and Incentive Plan (the “Plan”), the Company’s Board or its Compensation Committee (the “Compensation Committee”) has approved, in accordance with the terms of the Employment Agreement, the grant to the Executive of Restricted Stock set forth herein, subject to the terms and conditions of this Agreement.
AWARD OF RESTRICTED STOCK

The Company hereby grants to the Executive an award of __________ shares of restricted common stock of the Company, par value $.001 per share (the “Restricted Stock”), subject to, and in accordance with, the restrictions, terms, and conditions set forth in this Agreement.   The grant date of this award of Restricted Stock is _________, 201___ (the “Grant Date”).

This Agreement shall be construed in accordance with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan and the Employment Agreement.

RESTRICTIONS

Subject to Sections 2.2 and 3.2 below, and provided in all instances that the Executive’s employment with the Company has not been terminated for cause by the Company in accordance with the provisions of the Employment Agreement prior to January 1, ________ (the “Final Vesting Date”, that number of shares of Restricted Stock set forth below shall vest on each of the dates set forth below (the “Vesting Date”) such that on each Vesting Date such number of shares of Restricted Stock shall be fully vested1:

Vesting Date                                           Number of Shares that Vest

1 Vesting Schedule to be in accordance with relevant provisions of Section 3 of First Amendment to the Employment Agreement

i

None of the Restricted Stock may be sold, assigned, transferred, pledged, or otherwise encumbered prior to each Vesting Date, and thereafter the Restricted Stock shall not be sold, assigned transferred, pledged, or otherwise encumbered except in accordance with the minimum stock holding requirements provided for in Section 3(h) of the Employment Agreement.

[Insert for Shares issued under Section 3(d) of the First Amendment to Employment Agreement:] Notwithstanding the Vesting Dates set forth in Section 2.1 above, and in order for the Company to preserve the deductibility under Section 162(m) of the Code of the grant of Restricted Stock provided hereby, as a condition precedent to the effectiveness of the above-described vesting schedule, the 3% Vesting Condition (defined in Section 3(b) of the Employment Agreement) must be satisfied.  In the event the 3% Vesting Condition is not satisfied, (i) the grant of Restricted Stock pursuant to this Agreement shall be null and void, (ii) the Executive shall forfeit any right to receive any Restricted Stock, (iii) any entries on the stock books and ledgers of the Company with respect to the shares of Restricted Stock shall be cancelled, and (iv) the Restricted Stock shall become authorized but unissued shares of the Company's common stock, par value $.001 per share (the "Common Stock").

The Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date, if ever, that the Restricted Stock becomes vested in accordance with the terms of this Agreement.

STOCK; DIVIDENDS; VOTING

The stock certificate(s) evidencing the Restricted Stock shall be registered on the Company's books in the name of the Executive as of the Grant Date. The Company may issue stock certificates or otherwise evidence the Executive’s interest by using a book entry account.  The Company may, in its sole discretion, maintain physical possession or custody of such stock certificates until such time as the shares of Restricted Stock are free of the restrictions contained in Article 2.  The Company reserves the right to place a legend on the stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

During the period the Restricted Stock is not vested, Executive shall not have the right to vote or receive dividends (whether in cash, stock or any other form) on shares of Restricted Stock issued under this Agreement until the date of vesting of such shares.

In the event of a stock split, change in capitalization or other similar capital event in which the Company’s stockholders participate generally in respect of all shares of common stock of the Company, par value $.001 per share, from and after the date of issuance of the Restricted Stock, the number and class of shares of Restricted Stock or other securities that the Executive shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed to reflect such change in capitalization, provided that any such additional shares of Restricted Stock or different shares or securities shall remain subject to the restrictions contained in this Agreement.

The Executive represents and warrants that he is acquiring the Restricted Stock for investment purposes only, and not with a view to distribution thereof.  The Executive is aware that the Restricted Stock may not be registered under the federal or any state securities laws and that, in addition to the other restrictions on the shares of Restricted Stock, the Restricted Stock will not be able to be transferred unless an exemption from registration is available or the Restricted Stock becomes registered.  By making this award of Restricted Stock, the Company is not undertaking any obligation to register the Restricted Stock under any federal or state securities laws.

NO RIGHT TO CONTINUED SERVICE AS AN EXECUTIVE

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Executive any right with respect to continuance as an employee of the Company or any subsidiary of the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a subsidiary of the Company or their respective stockholders to terminate the Executive’s service as a director at any time.

ii

TAXES AND WITHHOLDING

The Executive shall be responsible for all federal, state, and local income taxes payable with respect to this award of Restricted Stock.  The Executive shall have the right to make such elections under the Code as are available in connection with this award of Restricted Stock.  The Company and the Executive agree to report the value of the Restricted Stock in a consistent manner for federal income tax purposes.  The Company shall have the right to retain and withhold from any payment of Restricted Stock the amount of taxes (if any) required by any government to be withheld or otherwise deducted and paid with respect to such payment.  At its discretion, the Company may require the Executive to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed.  In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to the Executive an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Restricted Stock having a market value not less than the amount of such taxes.

EXECUTIVE BOUND BY THE PLAN

The Executive hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

MODIFICATION OF AGREEMENT

This Agreement may be modified, amended, suspended, or terminated, or any of the terms or conditions hereof waived, only by a written instrument executed by the parties hereto.

SEVERABILITY

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

GOVERNING LAW

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

SUCCESSORS IN INTEREST

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise.  This Agreement shall inure to the benefit of the Executive’s legal representatives.  All obligations imposed upon the Executive and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon the Executive’s heirs, executors, administrators, and successors.

RESOLUTION OF DISPUTES

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding, and conclusive on the Executive and the Company for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

	JAKKS PACIFIC, INC	EXECUTIVE

By:
	Name:	John a/k/a Jack McGrath
Title:

iii

EXHIBIT B
VESTING SCHEDULE FOR SHARES OF RESTRICTED STOCK ISSUED
UNDER SECTION 3(d)

Dollar Value of Shares Issued	Issuance Date	First Vesting Date	% of Shares Vesting on First Vesting Date	Second Vesting Date2	% of Shares Vesting on Second Vesting Date	Third Vesting Date	% of Shares Vesting on Third Vesting Date	Fourth Vesting Date	% of Shares Vesting on Fourth Vesting Date
$75,000.00	____ 1, 2011	Date in 2012 as of which the 3% Vesting Condition is determined to have been satisfied	25%	Jan 1, 2013	25%	Jan 1, 2014	25%	Jan 1, 2015	25%
$75,000.00	Jan 1, 2012	Date in 2013 as of which the 3% Vesting Condition is determined to have been satisfied	33⅓%	Jan 1, 2014	33⅓%	Jan 1, 2015	33⅓%	N/A	N/A
$75,000.00	Jan 1, 2013	Date in 2014 as of which the 3% Vesting Condition is determined to have been satisfied	50%	Jan 1, 2015	50%	N/A	N/A	N/A	N/A

2 This schedule assumes that for each issuance of Section 3(d) Restricted Stock, the 3% Vesting Condition is satisfied as of the first possible vesting date.

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EXHIBIT D

BASE BONUS CRITERIA FOR 2011

Executive’s 2011 Base Annual Performance Bonus shall be calculated as Executive’s Base Salary for 2011 multiplied by the percentage of Base Salary set forth in the table below that corresponds to the Company’s actual 2011 Adjusted EPS (defined below):

2011 Adjusted EPS ($)	Bonus (% of Base Salary)
Less than 1.37	0%

1.40	20%

1.44	25%

1.48	35%

1.52	45%

1.56	55%

1.60	70%

1.64	85%

1.70	100%

1.78	125%

1.74	120%

The foregoing targets shall be adjusted so that the initial target under which Executive can earn a bonus equal to 20% of Base Salary (the “Initial EPS Target”) is the greater of $1.41 and the amount that is 3% higher than Adjusted Earnings Per Share for the 2010 fiscal year of the Company, and each subsequent tranche shall be adjusted accordingly so that the maximum bonus, equal to 125% of Executive’s 2011 Base Salary, is earned if 2011 Adjusted EPS is 30% higher than the Initial EPS Target.

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